As filed with the Securities and Exchange Commission on May 17, 2013
Registration No. 333-188167

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NCR Corporation (Exact name of registrant as specified in its charter)
Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3097 Satellite Boulevard Duluth, GA 30096 (Address of Principal Executive Offices)
NCR Corporation 2013 Stock Incentive Plan NCR Corporation 2011 Amended and Restated Stock Incentive Plan NCR Corporation 2006 Stock Incentive Plan NCR Management Stock Plan (Full title of the plan)
Jennifer M. Daniels
Senior Vice President, General Counsel & Secretary
NCR Corporation
3097 Satellite Boulevard
Duluth, GA 30096
(Name and address of agent for service)
(937) 445-5000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed by NCR Corporation (the “Company”) on November 7, 2003 (File No. 333-110327) and the registration statement on Form S-8 filed by the Company on April 26, 2006 (File No. 333-133556) is filed in order to deregister securities remaining under such registration statements.

On November 7, 2003, the Company filed a registration statement on Form S-8 (File No. 333-110327) to register an aggregate of 9,000,000 shares of common stock issuable under the Company’s Management Stock Plan (the “Management Plan”). On April 26, 2006, the Company filed a registration statement on Form S-8 (File No. 333-133556) to register an aggregate of 12,000,000 shares of common stock issuable under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) which replaced and superseded the Company’s Management Plan. The 2006 Plan was subsequently replaced and superseded by the 2011 Amended and Restated Incentive Plan, (the “2011 Plan,” collectively with the 2006 Plan and the Management Plan, the “Prior Plans”).

On April 24, 2013 (the “Approval Date”), the Company’s stockholders approved the adoption of the 2013 Stock Incentive Plan (the “Plan”) that replaced and superseded the Prior Plans.

The Plan provides, among other things, that any shares of common stock with respect to awards granted under the Prior Plans that are outstanding on the Approval Date and are forfeited (or otherwise again become available for grant) on or after the Approval Date will become available for issuance under the Plan (such shares, the “Outstanding Award Shares”). In addition, any shares of common stock of the Company that are (i) tendered in connection with the exercise of an award or (ii) withheld by the Company in payment of the exercise price of an award or any taxes required to be withheld in respect of such an award, will again become available for issuance under the Plan. Furthermore, as of the Approval Date, no future awards will be made under the Prior Plans and, therefore, the shares of common stock that were available for grant under the Prior Plans as of the Approval Date, and were registered pursuant to the Company’s previously filed Forms S-8, as described above, but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the Prior Plans but instead will be available for awards under the Plan. As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 10,534,318 Outstanding Award Shares and an aggregate of 3,343,044 Remaining Shares (all such shares are collectively referred to as the “Carried Forward Shares”).

This Post-Effective Amendment No. 1 is being filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the Prior Plans or the Plan and the Remaining Shares may be issued under the Plan; (ii) to deregister the Carried Forward Shares under the Company’s previously filed Forms S-8; and (iii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-133556), filed for the 2006 Plan, and the registration statement on Form S-8 (File No. 333-110327), filed for the Management Plan, to the registration statement on Form S-8 (File No. 333-188167) filed for the Prior Plans and the Plan on April 26, 2013.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this May 17, 2013.

NCR CORPORATION
By:	/s/ Jennifer M. Daniels
Name: Jennifer M. Daniels
Title: Senior Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William R. Nuti	Chairman of the Board of Directors, Chief Executive Officer and President	May 17, 2013
Name: William R. Nuti
/s/ Robert P. Fishman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2013
Name: Robert P. Fishman
/s/ Linda Fayne Levinson	Director	May 17, 2013
Name: Linda Fayne Levinson
Director
Name: Edward P. Boykin
/s/ Richard L. Clemmer	Director	May 17, 2013
Name: Richard L. Clemmer
/s/ Gary Daichendt	Director	May 17, 2013
Name: Gary Daichendt
/s/ Robert P. DeRodes	Director	May 17, 2013
Name: Robert P. DeRodes
/s/ Kurt P. Kuehn	Director	May 17, 2013
Name: Kurt P. Kuehn
/s/ Deanna Oppenheimer	Director	May 17, 2013
Name: Deanna Oppenheimer

*By:	/s/ Jennifer M. Daniels
Name: Jennifer M. Daniels Title: Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

24.1	Powers of attorney (incorporated by reference to Exhibit 24 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 26, 2013).